PROGEN                                                                   PEPLIN
INDUSTRIES LIMITED                                                       BIOTECH

ABN 82 010 975 612




                   PROGEN TO MANUFACTURE ANTI-CANCER COMPOUND
                                   FOR PEPLIN

BRISBANE, AUSTRALIA, MARCH 11TH 2003: Biotechnology company Progen Industries (ASX:PGL/ NASDAQ:PGLAF) has entered into a contract with Peplin Operations Pty Ltd (ASX:PEP), a subsidiary of Peplin Biotech Ltd, to manufacture Peplin's anti-cancer compound, PEP 005, for human clinical trials. Peplin and its collaborators are developing PEP 005 as a prescription topical drug for non-melanoma skin cancer.

In addition to Progen's key R&D initiatives in drug discovery and development, the company has been pro-actively broadening its contract manufacturing business for the local and international biotechnology industry. In the last 2 years it has been contracted to undertake development and manufacturing work for three US based companies and various reputable local companies in Australia and N.Z.

Progen's Managing Director Lewis Lee said: "The Contract Manufacturing business at Progen serves an important part of our overall commercial operations strategy. Following our recent announcement of a manufacturing arrangement with U.S. based Sequella Inc. earlier this year, we are pleased now to have an agreement with Peplin, a progressive local biotech company.

"By forging alliances with local companies we are addressing the requirements for more frequent collaboration between Australian companies in R&D, manufacturing and commercialisation, and thereby making an important contribution to the needs of the wider industry at large."

Peplin's Managing Director Garry Redlich, added; "Our progress towards completing pre-clinical development of the topical formulation of PEP005 for non-melanoma skin cancer is proceeding well and we are on track for our first filing with the FDA later this year. Since full-scale clinical trials will follow immediately after that, we are delighted to be able to secure quality GMP manufacturing capacity from Progen to ensure clinical supplies of the drug will be ready in time."

Progen will commence the contract-manufacturing work for Peplin in March this year.

                                      ENDS
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PROGEN  INDUSTRIES  LTD.  (www.progen.com.au)  Progen  is  an  internationally
                           -----------------
recognised cGMP contract manufacturer for local and international biotechnology and pharmaceutical companies. The company's lead drug candidates, PI-88 and PI-166, are in multiple Phase I/II development trials as potential treatments for various cancers. Progen's R&D drug discovery efforts are focused on an area of glycomics, i.e. the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in a range of different diseases. PI-88 is a heparanase inhibitor resulting from glycomics research.

PEPLIN  BIOTECH  LTD. (www.peplin.com) is a biomedical research company based in
                       --------------
Brisbane, Australia, discovering and developing drugs for the treatment of cancer. Its strategy is to work with large pharmaceutical companies to co-develop and license its family of novel proprietary compounds. Following its recent licensing of PEP005 for skin and eye diseases in the Americas, Peplin Biotech is now proceeding with research into the development of systemic drugs for major cancer targets including breast, colorectal, pancreatic and prostate cancer.

PROGEN ENQUIRIES:
                 Lewis Lee
                 Managing Director, Progen Industries Limited
                 Tel:  ++61 7 3273 9100

PEPLIN INQUIRIES:
                 Garry Redlich
                 CEO & Managing Director
                 Tel: +61 (0)417 728 583

PROGEN MEDIA ENQUIRIES:
Australia:       Kate Mazoudier, Monsoon Communications
                 Tel:  ++ 61 403 497 424

US:              Stephen Anderson, Six Sigma Group
                 Tel: ++ 1 415 776 6499

This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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